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                                                                       EXHIBIT 4

                                 REVOCABLE PROXY


         The undersigned hereby revokes any and all previous proxies granted with respect to the shares of the common stock of Shop at Home, Inc. held by the undersigned (the "Shares") and hereby grants to, and appoints Legacy Media Partners, LLP ("Legacy"), or any nominee of Legacy, proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the undersigned to vote the Shares at every annual, special, or adjourned meeting, and to grant any consent or approval in respect of the Shares. The undersigned shall have no claim against such proxy and attorney-in-fact for any action taken, decision made or instruction given by such proxy and attorney-in-fact pursuant to this proxy. This proxy shall be effective for a period of one year commencing on March 16, 2001; provided, however, that this proxy may be revoked by the undersigned at any time upon written notice to Legacy.



                                    Signature: /s/ W. Charles Warner
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                                    Print Name:  W. Charles Warner
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